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                                                                   EXHIBIT 10.43


                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT is dated as of November 20, 1998, by and between EDAC TECHNOLOGIES CORPORATION, a Wisconsin corporation ("Edac"), and EDWARD J. MCNERNEY ("Mr. McNerney").

                                     RECITAL

                  Edac desires to employ Mr. McNerney and Mr. McNerney is willing to make his services available to Edac on the terms and conditions set forth below.

                                   AGREEMENTS

                  In consideration of the premises and the mutual agreements which follow, the parties agree as follows:

                  1.     Employment.  Edac hereby employs Mr. McNerney and
Mr. McNerney hereby accepts employment with Edac on the terms and conditions set forth in this Agreement.

                  2. Term. The initial term of Mr. McNerney's employment hereunder shall commence on the date hereof and continue for a period of three years, subject to earlier termination as set forth in this Agreement. The term of Mr. McNerney's employment will automatically be extended one year on each anniversary of the date of this Agreement unless either party notifies the other to the contrary at least 90 days prior to any such anniversary. The term of employment is referred to in this Agreement as the "Employment Term."

                  3. Duties. Mr. McNerney shall serve as the President and Chief Executive Officer of Edac and will, under the direction of the Board of Directors (the "Board"), faithfully and to the best of his ability, perform the duties of such positions as determined by the Board from time to time. As the President and Chief Executive Officer, Mr. McNerney shall be responsible for managing the business and affairs of Edac in a professional manner with the primary objective of enhancing shareholder value and ensuring that Edac's customers, employees and suppliers are treated in a manner consistent with Edac's Corporate Mission Statement. Without limiting the generality of the foregoing, Mr. McNerney shall supervise the operations of Edac and perform those duties normally associated with the offices of President and Chief Executive Officer. Mr. McNerney shall also perform such additional duties and responsibilities which may from time to time be reasonably assigned or delegated by the Board. Mr. McNerney agrees to devote his entire business time, effort, skill and attention to the proper discharge of such duties while employed by Edac.

                  4.     Compensation.

                         (a)     Base Salary.  Mr. McNerney shall receive a base
salary of $195,000 per year, payable in regular and equal installments in accordance with Edac's payroll practices as in effect from time to time (the "Base Salary"). Mr. McNerney's Base Salary shall be reviewed annually by the Compensation Committee of the Board (the "Compensation Committee") to determine appropriate increases, if any, in the Base Salary, but the Base Salary shall not be reduced below the amount stated above without Mr. McNerney's written consent.

                         (b)     Bonus. For each of Edac's fiscal years during
the Employment Term, Mr. McNerney shall be eligible to receive a cash bonus (the "Cash Bonus"). The amount of the Cash Bonus for each fiscal year shall be determined by the Compensation Committee by evaluating Mr. McNerney's achievements in meeting the mutually agreed upon objectives during the fiscal year. The Cash Bonus shall be paid to Mr. McNerney, subject to appropriate tax withholding, as soon as practicable after the close of the fiscal year but, in any event, no later than March 15.

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                         (c)     Stock Options.  The Board strongly endorses the
concept that it is in the best interests of Edac and its shareholders to have executives whose financial interests are closely-aligned with those of Edac's shareholders. An effective method of achieving this objective is to reward selected executives with stock options based on their contributions in meeting long-term (two to five years) and short-term objectives which improve shareholder value. The objectives and options to be awarded Mr. McNerney shall be established by the Compensation Committee and management.

                  5.     Fringe Benefits. During the Employment Term,
Mr. McNerney shall receive all normal benefits available to every Edac employee, plus the following fringe benefits:

                         (a)     Vacation.  Mr. McNerney shall be entitled to
four weeks of paid vacation annually.

                         (b)     Life Insurance.  Edac shall pay the premiums on
Mr. McNerney's whole life insurance policy with Pacific Life Insurance Co.

                         (c)     Automobile.  Edac shall provide Mr. McNerney
with the use of a Company-owned or leased automobile. In addition, Edac shall pay, or reimburse Mr. McNerney for his payment of, the ordinary and reasonable expenses incurred in the normal operation of such automobile.

                         (d)     Country Club.  Pursuant to Edac's policy of
paying all dues and assessments of one country or social club membership for certain of its key executive officers, Edac shall, during the Employment Term, pay all dues and assessments associated with a family membership for Mr. McNerney in the Farmington C. Club. Edac shall also reimburse Mr. McNerney for all expenses incurred at such club on behalf of Edac.

                         (e)     Reimbursement for Reasonable Business Expenses.
Edac shall pay or reimburse Mr. McNerney for reasonable expenses incurred by him in connection with the performance of his duties pursuant to this Agreement, including, but not limited to, travel expenses, expenses in connection with trade shows, seminars, professional conventions or similar professional functions and other reasonable business expenses.

                  6.     Termination of Employment.

                         (a)     Termination for Death, Disability or Cause.
Mr. McNerney's employment hereunder shall automatically terminate upon his death. In addition, Edac shall be entitled to terminate Mr. McNerney's employment at any time upon his "Disability." For purposes of this Agreement, "Disability" shall mean a physical or mental sickness or injury which renders Mr. McNerney incapable of performing the services required of him as an employee of Edac and which does or may be expected to continue for more than three months during any twelve-month period. Edac and Mr. McNerney shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by Edac and Mr. McNerney. If they fail to agree upon such a medical doctor, Edac and Mr. McNerney shall each select a medical doctor and the two doctors so selected shall together select a third medical doctor who shall make the determination. The determination by the selected medical doctor shall be conclusive and binding upon the parties hereto.

                                 If it becomes apparent that the Disability
renders Mr. McNerney unable to discharge his responsibilities and is supported by medical evidence that his return cannot be determined, Edac may, in its discretion, terminate or modify this Agreement once it is established that Mr. McNerney will not return to full-time status.

                                 Edac may also terminate Mr. McNerney's
employment under this agreement for "Cause," effective immediately upon delivery of notice to Mr. McNerney. "Cause" shall mean:

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                                 (i)     the willful and continued failure of
Mr. McNerney to perform substantially Mr. McNerney's duties with Edac or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. McNerney by the Board which specifically identifies the manner in which the Board believes that Mr. McNerney has not substantially performed his duties and after Mr. McNerney is given a reasonable period of time to rectify or eliminate such failure;

                                 (ii)    the willful engaging by Mr. McNerney in
illegal conduct or gross misconduct which is materially and demonstrably injurious to Edac; or

                                 (iii)   the commission by Mr. McNerney of
fraud or dishonesty with respect to Edac or a material misrepresentation by Mr. McNerney to Edac's shareholders or directors.

Notwithstanding anything herein to the contrary, no act or failure to act, on the part of Mr. McNerney, shall be considered "willful" unless it is done, or omitted to be done, by Mr. McNerney in bad faith or without reasonable belief that Mr. McNerney's action or omission was in the best interests of Edac. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a more senior officer of Edac or based upon the advice of counsel for Edac shall be conclusively presumed to be done, or omitted to be done, by Mr. McNerney in good faith and in the best interests of Edac. The cessation of employment of Mr. McNerney shall not be deemed to be for Cause unless and until there shall have been delivered to Mr. McNerney a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Mr. McNerney and Mr. McNerney is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Mr. McNerney is guilty of the conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.

                                 If Mr. McNerney's employment terminates due to
his Disability or death, or Mr. McNerney voluntarily terminates his employment or is terminated by Edac for Cause, Mr. McNerney shall be entitled to receive his Base Salary and vested fringe benefits prorated to the date of termination. In addition, in the event of a termination due to Mr. McNerney's death or Disability, Mr. McNerney shall also receive a prorated Cash Bonus for the year of termination. The amount of the prorated Cash Bonus shall be determined by the Compensation Committee and paid as soon as possible after such determination.

                         (b)     Termination Without Cause.  Notwithstanding
anything in this Agreement to the contrary, if Mr. McNerney's employment is terminated by Edac for any reason other than for Cause, Disability or death, or if this Agreement is terminated by Edac for what Edac believes is Cause or Disability, and it is ultimately determined that Mr. McNerney was wrongfully terminated, Mr. McNerney shall, as full and liquidated damages for such termination, receive a severance payment equal to 24 months of Base Salary plus two times the average of the three highest annual bonus payments Mr. McNerney received during the five fiscal years prior to the termination or, if he was employed less than five fiscal years at the time of termination, the average of the annual bonuses paid to Mr. McNerney during his employment.

                  7. Noncompetition. The parties agree that Edac's supplier, customer, vendor and employee contacts and relations are established and maintained at great expense and, by virtue of Mr. McNerney's employment with Edac, Mr. McNerney will have unique and extensive exposure to and personal contact with Edac's suppliers, customers, vendors and employees and that he will be able to establish a unique relationship with those individuals and entities that will enable him, both during and after employment, to unfairly compete with Edac. Further, the parties agree that the terms and conditions of the following restrictive covenants are reasonable and necessary for the protection of Edac's business, trade secrets and confidential information and to prevent great damage or loss to Edac as a result of action taken by Mr. McNerney. Mr. McNerney acknowledges that the noncompete restrictions and nondisclosure of confidential information restrictions contained in this Agreement are reasonable and the consideration provided for herein is sufficient to fully and adequately compensate Mr. McNerney for agreeing to such restrictions. Mr. McNerney acknowledges that he could continue to actively pursue his career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained


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in this Agreement. For purposes of this section 7 and section 8 below, "Edac"
shall refer to each of Edac Technologies Corporation and each of its subsidiaries.

                         (a)     During Term of Employment.  Mr. McNerney
covenants and agrees that, during his employment with Edac, he shall not, directly or indirectly, either individually or as an employee, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise which is competitive with Edac or any successor or assign of Edac. The ownership of less than a one percent interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of Edac, shall not be deemed financial participation in a competitor.

                         (b)     Upon Termination of Employment.  Mr. McNerney
agrees that for a two-year period after Mr. McNerney's employment with Edac terminates for any reason, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity:

                                 (i)     Request or advise any of the customers,
vendors, suppliers, or other business contacts of Edac who currently have or have had business relationships with Edac within two years preceding the date of such action, to withdraw, curtail or cancel any of their business or relations with Edac.

                                 (ii)    Induce or attempt to induce any
employee, sales representative, supplier, consultant or personnel of Edac to terminate his or her relationship or breach his or her agreements with Edac.

                                 (iii)   Participate in, become associated
with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise which is competitive with the business of Edac or any successor or assign of Edac and which conducts such competitive business within the United States; provided, however, that the ownership of less than 1% of the stock of a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of Edac, shall not be deemed financial participation in a competitor.

                  8. Confidential Information. The parties agree that Edac's customers, business connections, customer lists, procedures, operations, techniques, customer profiles and other aspects of its business are established at great expense and protected as confidential information and provide Edac with a substantial competitive advantage in conducting its business. The parties further agree that, by virtue of Mr. McNerney's employment with Edac, he will have access to, and be entrusted with, secret, confidential and proprietary information, and that Edac would suffer great loss and injury if Mr. McNerney would disclose this information or use it to compete with Edac. Therefore, Mr. McNerney agrees that during the term of his employment, and for a period ending on the earlier of (a) two years after the termination of his employment with Edac or (b) the date on which the information referred to in this section becomes publicly known through no fault of Mr. McNerney, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, use or disclose, or cause to be used or disclosed, any secret, confidential or proprietary information acquired by Mr. McNerney during his employment with Edac whether owned by Edac prior to or discovered and developed by Edac subsequent to Mr. McNerney's employment, and regardless of the fact that Mr. McNerney may have participated in the discovery and the development of that information.

                  9. Law of Torts and Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the statutory or common law of torts or trade secrets where it provides Edac with broader protection than that provided herein.


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                  10.    Waiver. The failure of either party to insist, in any
one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

                  11. Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally, in the case of Edac, to its principal business office, and in the case of Mr. McNerney, to his address appearing on the records of Edac, or to such other address as he may designate in writing to Edac.

                  12. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. Furthermore, the parties specifically acknowledge that the provisions of sections 7(a), 7(b)(i), 7(b)(ii) and 7(b)(iii) are each separate and independent agreements.

                  13. Amendment. This Agreement may only be amended by an agreement in writing signed by all of the parties hereto.

                  14. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Edac, its successors and assigns and Mr. McNerney, his heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Mr. McNerney may not be delegated or assigned.

                  15. Entire Agreement. Except for the Change of Control Agreement between Mr. McNerney and Edac, if any, the provisions of which will control in the event of a conflict with the provisions of this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter.

                  The parties have executed or caused this Agreement to be executed as of the day, month and year first above written.

                                        EDAC TECHNOLOGIES CORPORATION

                                        BY/s/Robert Gilchrist
                                          --------------------------------------
                                           Its Compensation Committee Chairman


                                        /s/Edward J. McNerney
                                           -------------------------------------
                                            Edward J. McNerney

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